SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
              ss. 240.13d-1(b), (c), and (d) and AMENDMENTS THERETO
                         FILED PURSUANT TO ss. 240.13d-2

                              (Amendment No. ____)*


                                GroGenesis, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    398782102
                                 (CUSIP Number)

                                  May 14, 2015
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
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CUSIP NO. 398782102                                            Page 2 of 5 Pages
-------------------                                            -----------------

1  NAMES OF REPORTING PERSONS

   Stephen Moseley
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [ ]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S.A.
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    5,000,000
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     -0-
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       5,000,000
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    -0-
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   5,000,000
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     [ ]
   (SEE INSTRUCTIONS)

   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   6.13%(1)
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

----------
(1) Based on 81,565,000 shares of the Issuer's common stock, par value $0.001 per share, outstanding on May 5, 2015.

                                  SCHEDULE 13G
-------------------                                            -----------------
CUSIP NO. 398782102                                            Page 3 of 5 Pages
-------------------                                            -----------------

ITEM 1.

     (a)  Name of Issuer: GroGenesis, Inc.

     (b)  Address of Issuer's Principal Executive Offices:

          Highway 79 North
          Springville, Tennessee  38256

ITEM 2.

     (a)  Name of Person Filing: Stephen Moseley

     (b)  Address of Principal Business Office or, if none, Residence:

          Highway 79 North
          Springville, Tennessee  38256

         (c) Citizenship or Place of Organization: U.S.A.

         (d) Title of Class of Securities: Common Stock

         (e) CUSIP Number: 398782102

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS. 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a) [ ]   Broker or dealer registered under Section 15 of the Act.

     (b) [ ]   Bank as defined in Section 3(a)(6) of the Act.

     (c) [ ]   Insurance company as defined in Section 3(a)(19) of the Act.

     (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940.

     (e) [ ]   An investment adviser in accordance with ss.
               240.13d-1(b)(1)(ii)(E);

     (f) [ ] An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F);

     (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j) [ ]   A non-U.S. institution in accordance with ss.
               240.13d-1(b)(1)(ii)(J);

     (k) [ ]   Group, in accordance with ss. 240.13d-1(b)(1)(ii)(K).

     If   filing   as  a   non-U.S.   institution   in   accordance   with   ss.
240.13d-1(b)(1)(ii)(J), please specify the type of institution: ________________

                                  SCHEDULE 13G
-------------------                                            -----------------
CUSIP NO. 398782102                                            Page 4 of 5 Pages
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ITEM 4.  OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned: 5,000,000

     (b)  Percent of class: 6.13%

     (c)  Number of shares as to which the person has:

          (i)  Sole power to vote or to direct the vote: 5,000,000

          (ii) Shared power to vote or to direct the vote: -0-

          (iii) Sole power to dispose or to direct the disposition of: 5,000,000

          (iv) Shared power to dispose or to direct the disposition of: -0-

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [ ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

     Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

     Not Applicable.

ITEM 10. CERTIFICATIONS.

     Not Applicable.

                                  SCHEDULE 13G
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CUSIP NO. 398782102                                            Page 5 of 5 Pages
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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                         May 14, 2015
                                         (Date)

                                         /s/ Stephen Moseley
                                         ------------------------------------
                                         (Signature)

                                         Stephen Moseley
                                         (Name/Title)

Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (SEE 18 U.S.C. 1001).